Exhibit 99.1

Contact:	Charles Lambert
Finance Director
Medical Properties Trust
(205) 397-8897
clambert@medicalpropertiestrust.com
BRYAN L. GOOLSBY RESIGNS AS DIRECTOR
FROM MEDICAL PROPERTIES TRUST
     Birmingham, Ala., November 28, 2006 — Medical Properties Trust, Inc. (NYSE: MPW) announced today that Bryan L. Goolsby, a member of the Company’s Board of Directors, has resigned effective January 1, 2007. Mr. Goolsby, who is a partner in the law firm Locke Liddell & Sapp LLP, joined MPT’s Board prior to the Company’s initial public offering in March 2005.
     “I have enjoyed my association with Medical Properties Trust, the other members of the Board of Directors and management. I look forward to continuing a relationship with MPT in the future,” said Mr. Goolsby.
     MPT’s Chairman, President and CEO, Edward K. Aldag, Jr., stated, “Bryan has truly been an asset to the Company and we appreciate his valuable contributions during an exciting period for our Company. His wise counsel will be missed at the Board level and by me personally.”
About Medical Properties Trust, Inc.
     Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals, orthopedic hospitals and cancer centers.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements, which include statements including, but not limited to, the payment of future dividends, if any. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to attain and maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the facts that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2005. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
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